CONSENT OF ACTION OF THE MAJORITY SHAREHOLDER AND

                    SOLE DIRECTOR OF SNAK-N-POP VENDING, INC.



     The undersigned, being the majority shareholders and the sole Director of SNAK-N-POP VENDING, INC., a Florida corporation (hereinafter the "Company") does hereby unanimously consent to the following actions taken and done an August 14, 1997.

     RESOLVED: Effective August 14, 1997 to amend the Company's Articles of Incorporation to provide for authorized common stock of 50,000,000 shares, par value $.001 and other provisions, in the form annexed hereto and to forward split the common stock 1,000-1.

     RESOLVED: To retain the following to assist the Company in applying for a listing on the OTC Bulletin Board:

     Law firm of Eric F. Littman; accounting firm of Barry L. Friedman, P.C.; Interwest Transfer Co., Inc., as the Company's transfer agent; and J. Alexander Securities, Inc. to prepare and submit the necessary filings with the NASD.

     There being no further business before this Board at this time, the Meeting was adjourned.


/s/ Seth Brodsky
-------------------------------------------------------
Seth Brodsky, Sole Director



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